As filed with the Securities and Exchange Commission on May 18, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAR PACIFIC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1060803
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Memorial City Plaza 800 Gessner Road, Suite 875 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Par Pacific Holdings, Inc. 2012 Long-Term Incentive Plan

Par Pacific Holdings, Inc. 2018 Employee Stock Purchase Plan

(Full title of the plans)

James Matthew Vaughn

Senior Vice President and General Counsel

Par Pacific Holdings, Inc.

800 Gessner Road, Suite 875

Houston, Texas 77024

(Name and address of agent for service)

Tel: (281) 899-4800

(Telephone number, including area code, of agent for service)

with copies to:

David S. Stone, Esq.

Neal, Gerber & Eisenberg LLP

Two North LaSalle Street, Suite 1700

Chicago, Illinois 60602

(312) 269-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock of Par Pacific Holdings, Inc., par value $0.01 per share (“Common Stock”)	2,500,000	$17.465	$43,662,500	$5,436

(1)	Pursuant to Rule 416 of the Securities Act of 1933, also covers such additional number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar event.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act of 1933 (“Securities Act”) and based on the average of the high and low prices of a share of the registrant’s Common Stock as reported on the New York Stock Exchange on May 11, 2018.
(3)	The proposed maximum aggregate offering price is based on the proposed maximum offering price per share times the total number of shares to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed to register an additional 2,000,000 shares of Common Stock of Par Pacific Holdings, Inc., a Delaware corporation (the “Registrant”) under the Amended and Restated Par Pacific Holdings, Inc. 2012 Long-term Incentive Plan, as amended (the “2012 LTIP”), and an additional 500,000 shares of Common Stock of the Registrant under the Par Pacific Holdings, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”), which are the same class as those shares of Common stock registered under the Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 16, 2015 (File No 333-208575) and December 21, 2012 (File No. 333-185612) which are hereby incorporated by reference.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Commission on March 12, 2018;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the Commission on May 10, 2018;

(c)	the Registrant’s reports on Form 8-K filed with the Commission on January 9, 2018; February 14, 2018; March 6, 2018; March 7, 2018; March 23, 2018, March 27, 2018, May 9, 2018, May 10, 2018, and May 14, 2018 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K); and

(b)	the description of the Registrant’s common shares contained in the Registrant’s Form 8-A filed with the Commission on February 16, 2018.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interest of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Registrant, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

As permitted by the DGCL, the Company’s certificate of incorporation provides that the Company will indemnify its directors, officers, agents and other authorized representatives designated by the Board of Directors (collectively, the “Authorized Representatives”) against certain liabilities arising on or after August 31, 2012, the effective date of the Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates, dated August 16, 2012 (the “Plan”), to the extent such Authorized Representatives acted in good faith and in a manner such Authorized Representatives reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Authorized Representatives’ conduct was unlawful. The Company has also entered into indemnification agreements with its officers and directors providing for indemnification to the maximum extent permitted under the DGCL.

The Company has primary director and officer liability insurance policies that provide coverage of up to $10 million

Item 7.    Exemption From Registration Claimed.

Not Applicable

Item 8.    Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Par Pacific Holdings, Inc. 2012 Long-Term Incentive Plan*

4.2	Par Pacific Holdings, Inc. 2018 Employee Stock Purchase Plan*

5.1	Legal Opinion of Neal Gerber & Eisenberg*

23.1	Consent of Deloitte & Touche LLP as to Par Pacific Holdings, Inc.*

23.2	Consent of Deloitte & Touche LLP as to Laramie Energy, LLC.*

23.3	Consent of Netherland, Sewell, & Associates, Inc.*

23.4	Consent of Neal Gerber & Eisenberg (1)

24.1	Power of Attorney (Included in Signature Page)

*	Filed herewith.

(1)    Included in Exhibit 5.1

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas on the 18th day of May, 2018.

PAR PACIFIC HOLDINGS, INC. (Registrant)

By:	/s/ William Pate
William Pate
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of William Pate and James Matthew Vaughn, with full power to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign, execute and file with the Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, any and all amendments to this registration statement on Form S-8(including post-effective amendments) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed on May 18, 2018, by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ William Pate William Pate	President, Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2018

/s/ William Monteleone William Monteleone	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)	May 18, 2018

/s/ Ivan Guerra Ivan Guerra	Chief Accounting Officer (Principal Accounting Officer)	May 18, 2018

/s/ Melvyn Klein Melvyn Klein	Chairman of the Board of Directors	May 18, 2018

/s/ Robert Silberman Robert Silberman	Vice Chairman of the Board	May 18, 2018

/s/ Curt Anastasio Curt Anastasio	Director	May 18, 2018

/s/ Timothy Clossey Timothy Clossey	Director	May 18, 2018

/s/ L. Melvin Cooper L. Melvin Cooper	Director	May 18, 2018

/s/ Walter Dods, Jr. Walter Dods, Jr.	Director	May 18, 2018

/s/ Joseph Israel Joseph Israel	Director, Senior Vice President	May 18, 2018